Exhibit 4.14

SUPPLEMENTAL AGREEMENT

No 2011/83-2/2

TO AGREEMENT ON GRANTING

OF CREDIT FACILITY

No 2011/83-1 DATED JULY, 13TH, 2011

This Supplemental Agreement is executed on 13th day of July 2012 in the City of Moscow

BETWEEN:

Mobile TeleSystems Open Joint Stock Company, a legal entity, established and registered in accordance with the laws of the Russian Federation, having its registered office at 4, Marksistskaya St., 109147, Moscow, the Russian Federation (hereinafter referred to as the “Borrower”),

AND

“ING BANK (EURASIA) ZAO” (Closed Joint Stock Company), a bank established and registered in accordance with the laws of the Russian Federation having its registered office at 36, Krasnoproletarskaya st., 127473, Moscow, the Russian Federation (hereinafter referred to as the “Bank”),

(jointly referred to as the “Parties” and each as the “Party”).

WHEREAS:

(1)         On July, 13th, 2011 the Parties entered into the Agreement on granting of credit facility No 2011/83-1 (with all amendments and supplements hereto - the “Agreement”), pursuant to the terms and conditions thereof the Bank agreed to make available to the Borrower the revolving credit facility in the amount of 2,500,000,000.00 (Two billion five hundred million) Rubles;

(2)         The Borrower has requested, and the Bank has agreed to amend and supplement the Agreement;

THE PARTIES HAVE AGREED ON THE FOLLOWING:

1.             DEFINITIONS

1.1. Save as the context of this Supplemental Agreement may expressly provide for otherwise, the terms defined in the Agreement shall have the same meaning this Supplemental Agreement.

2. AMENDMENTS

The Parties have agreed to make the following amendments to the Agreement:

2.1.                            The definition of <<Margin>> contained in the subclause 1.1. of Clause 1 of the Agreement shall be replaced with the following wording:

““Margin” shall mean 1.5% (One point five per cent) per annum;”.

2.2.                           The definition of <<Final Maturity Date>> contained in the subclause 1.1. of Clause 1 of the Agreement shall be replaced with the following wording:

““Final Maturity Date” shall mean July 12, 2013;”.

2.3.                            The subclause 7.4. and sub-points 7.4.1 and 7.4.4 of Clause 7 of the Agreement shall be replaced with the following wording:

“7.4. Direct Debit Right.”

“7.4.1 For the purposes of due payment of any and all amounts due and payable to the Bank by the Borrower under this Agreement the Bank shall have a right (but shall not be obliged to) to debit, and the Borrower does hereby grant to the Bank in advance acceptance of this and does hereby authorize the Bank without any further instruction or confirmation on its behalf, to debit directly on the date when such amount is due or on any later date any Account of the Borrower, with any amount within the credit balance on the respective Account of the Borrower. Acceptance provided in accordance with this subclause 7.4. of this Agreement can not be unilaterally revoked by the Borrower.”

“7.4.4 The Borrower hereby grants to the Bank an irrevocable and unconditional acceptance of effecting by the Bank of the above mentioned transactions.”.

2.4. The Agreement shall be supplemented with Clause 28 “Furnishing of the information to a bureau of credit histories” and Clause 28 should be supplemented with the subclause 28.1. of the following wording:

“28.1. Due to entering into the Agreement the Borrower hereby expresses its explicit consent for submission of all available to the Bank information, related to this Agreement, to a bureau of credit histories to the extend stipulated by article 4 of the Federal Law dated 30.12.2004 No 218-FZ “On Credit Histories”.”.

Subclause referring to expressing consent/refusal for submission of all available to the Bank information, related to this Agreement, to a bureau of credit histories shall be deleted from the text.

3.              MISCELLANEOUS

3.1. All other provisions of the Agreement shall remain unchanged.

3.2. This Supplemental Agreement shall enter into force on the date of its execution by all the Parties.

3.3. This Supplemental Agreement is executed in the Russian and English languages, whereas the Russian version of this Supplemental Agreement shall prevail in case of any discrepancies.

3.4. This Supplemental Agreement is signed in as many originals as Parties.